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                                                                  Exhibit 10 (v)


                              EMPLOYMENT AGREEMENT

                  This Agreement (the "Agreement"), dated as of October 22, 1996, will confirm that Handy & Harman, a New York corporation (the "Company") has offered, and you have accepted, the position of Executive Vice President of the Company.

                  1. The initial term of your employment shall be from November 11, 1996 through May 11, 1999, subject to earlier termination pursuant to the provisions set forth below; provided, however, that at no time during the initial term or thereafter shall the term of this agreement be less than one year.

                  2. You agree to use your best efforts to promote the interest of the Company, and devote your full business time and energies to the business and affairs of the Company. You agree to perform such services as are customary to your position and as shall from time to time be assigned to you by the President and Chief Operating Officer of the Company.

                  3. Your annual base salary shall be no less than $300,000, less applicable federal, state and local tax deductions, payable in accordance with the Company's customary payroll practices. Any increases in your annual salary shall be in the sole discretion of the Company's Board of Directors.
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                  4. (a) You shall be eligible to participate in the following compensation plans that may be offered from time to time by the Company, in accordance with the terms and provisions of such plans and subject to the discretion of the Compensation Committee of the Company's Board of Directors (the "Committee"): the Handy & Harman Management Incentive Plan (the "Bonus Plan"), the Handy & Harman Long-Term Incentive Plan (the "Stock Plan") and the Handy & Harman 1995 Omnibus Stock Incentive Plan (the "Option Plan"), in each case as described below.

                     (b) You shall be eligible to participate in the Bonus Plan beginning in respect of the 1997 plan year; provided, however, that any bonus amounts payable thereunder are contingent upon the Company's attainment of performance goals established by the Committee in its sole discretion and further, provided, that your maximum annual bonus opportunity shall not exceed 100% of your annual base salary.

                     (c) You shall be eligible to participate in the Stock Plan beginning in respect of the 1997-through-1999 cycle; provided, however, that any awards granted and any amounts payable thereunder are contingent upon the Company's attainment of performance goals established by the Committee in its sole discretion and further,

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provided, that your level of participation shall be 40% of your annual base salary (as in effect on January 1, 1997).

                     (d) You shall be granted, effective as of the date of your employment, options (the "Options") to purchase 50,000 shares of common stock of the Company. The Options shall (i) be granted under, and subject to the terms of, the Omnibus Stock Option Plan, (ii) be non-qualified options (i.e., not incentive stock options), (iii) have a ten-year term (subject to earlier termination as provided in the Option Plan and the form of grant agreement thereunder), (iv) vest and become exercisable with respect to 25% of the shares of common stock subject thereto on each of the first four anniversaries of the date of grant and (v) have an exercise price per share of common stock equal to the fair market value of the common stock as of the date of grant.

                  5. (a) You shall be eligible to participate in all Company employee benefit plans and programs which are made generally available to salaried employees of the Company, in accordance with the terms and provisions of such plans. With respect to such plans and programs, you shall not be subject to any eligibility waiting periods, except for any waiting period under any pension benefit

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plan intended to be qualified under Section 401(a) of the Internal Revenue Code.

                     (b) You shall be eligible to participate in the Handy & Harman Supplemental Executive Retirement Plan and the Handy & Harman Executive Life Insurance and Post-Retirement Life Insurance Program, in each case in accordance with the terms and provisions of such plans.

                  6. (a) The Company shall reimburse you for all reasonable business expenses incurred by you in accordance with the Company's policy on reimbursement for business expenses as then in effect.

                     (b) The Company shall reimburse you for initiation fees and annual membership fees with respect to your membership in a country club selected by you; provided, however, that your selection of a country club shall be subject to the approval of the Company.

                     (c) You agree to permanently relocate your primary place of residence to the Westchester County area as soon as practicable after the date hereof. The Company shall promptly reimburse you for (i) all normal moving costs involved in relocating your family's belongings and household furnishings, (ii) the real estate brokerage commission (up to a maximum of 6% of the sales price) in connection with the sale of your current house

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and (iii) any legal fees and other customary closing costs in connection with the sale of such house and the purchase of a house in the Westchester County area (collectively, the "Moving Expenses"). In the event your current house is not sold by the time you purchase a home in the Westchester County area, if required, the Company will provide you with a bridge loan for the purpose of enabling you to purchase a house in the Westchester County area, which loan shall (i) bear interest at applicable Federal rates, (ii) be for a term of not more than one year, and (iii) have such other terms, including principal amount, as the Company and you shall reasonably agree.

                     (d) The Company shall pay to you a cash signing bonus (the "Signing Bonus") in an amount equal to (i) $140,000, less (ii) the amount of bonus paid to you by your former employer in respect of the 1996 calendar year, less (iii) applicable federal, state and local tax deductions. You shall promptly notify the Company of any and all amounts received by you from your former employer and provide the Company with satisfactory evidence of the amount you receive in respect of such 1996 bonus. The Company shall pay the Signing Bonus to you as soon as

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practicable following receipt of such satisfactory evidence.

                     (e) The Company shall reimburse you for the reasonable cost of obtaining temporary housing for a period of not more than six months following the date hereof; provided, however, that such costs are subject to the approval of the Company.

                     (f) You and your spouse shall be entitled to receive post-retirement health insurance benefits from the Company under the Company's Post-Retirement Medical Plan in effect for employees of the Company prior to 1992 on such terms and conditions in place for other employees covered by the Plan.

                     (g) You shall be provided with a Company-owned automobile in accordance with the Company's existing policies and procedures in place for other executive officers of the Company.

                  7. (a) The Company may terminate your employment at any time, without prior notice, for any of the following reasons: (i) your engaging in conduct which is materially injurious to the Company, its subsidiaries or affiliates, or any of their respective customer or supplier relationships, monetarily or otherwise; (ii) your engaging in any act of fraud, misappropriation or embezzlement or any act which would constitute a felony

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(other than minor traffic violations); or (iii) your material breach of this
Agreement.

                     (b) If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties hereunder for a period of time (at least 60 days within any 12 consecutive months excluding vacation time actually used in accordance with the Company's policy thereon) which the Company determines, in its reasonable discretion, to have had an adverse impact on the Company, your employment may be terminated by the Company, upon written notice in accordance with paragraph 10 hereof without further notice.

                     (c) The Company, in its sole discretion, may terminate your employment at any time for any reason other than those stated in paragraphs 7(a) or 7(b) upon thirty days prior written notice.

                  8. (a) If your employment is terminated by the Company pursuant to paragraph 7(a), you shall receive your salary through the date of termination and the Company shall have no further obligations to you under this Agreement.

                     (b) If your employment is terminated by the Company pursuant to paragraph 7(b) or by your death,

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you or your personal representative, guardian, or the representative of your estate shall continue to receive your salary for a period of 12 months payable in accordance with the Company's customary payroll practices. However, your salary shall be offset by any payments you receive pursuant to the Company's disability plans and programs. Thereafter, the Company shall have no further obligations under this Agreement to you, your estate, personal representative, guardian, or your beneficiaries.

                     (c) If your employment is terminated by the Company pursuant to paragraph 7(c), you shall continue to receive your salary through the end of the term or for a period of 12 months, whichever is longer, payable in accordance with the Company's customary payroll practices. You shall also continue to participate in the Company's employee benefit plans and programs in accordance with paragraph 5 hereof, to the extent permissible under the terms of such plans and programs, through the end of the term, provided that following your termination of employment you shall no longer accrue any vacation benefits. Thereafter, the Company shall have no further obligations to you under this Agreement.

                     (d) During the period you are receiving any payments or benefits under paragraphs 8(b) 8(c), you

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agree to promptly notify the Company upon your acceptance of any other employment. During any such employment (i) you shall not receive the salary provided hereunder; provided, however, that if your salary pursuant to such employment is less than the salary provided hereunder, you shall receive the differential and (ii) upon your eligibility for any medical benefits or insurance by your new employer you shall no longer be eligible to participate in any of the Company's benefit plans and arrangements.

                     9. Simultaneous herewith, you are executing the Non-Competition Agreement annexed hereto.

                     10. Any notices required by this Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows:

                           if to you:


                           Mr. Robert D. LeBlanc
                           4 Totten Drive
                           Bridgewater, New Jersey  08807

                           if to the Company:

                           555 Theodore Fremd Avenue
                           Rye, New York 10580
                           Attention:   Paul E Dixon, Esq.
                                        Vice President
                                             and General Counsel

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or to such other address as either party may furnish to the other in writing in accordance with this paragraph. Notices of change of address shall only be effective upon receipt.

                     11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles.

                     12. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, arrangements and understandings among the Company and you with respect to such subject matter. This Agreement can be modified only by a writing signed by both you and the Company. If any provision of this Agreement shall be held to be void or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. This Agreement shall inure to the benefit of and be binding upon the Company's successors and assigns.


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                  IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                 HANDY & HARMAN

                                 By:  _______________________________
                                      Name:   Frank E. Grzelecki
                                      Title:  President & Chief
                                              Operating Officer







Agreed to this 25th day
of October 1996



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                                                                  Exhibit 10 (v)

                             SUPPLEMENTAL AGREEMENT


Notwithstanding the terms and conditions set forth in an Employment Agreement (the "Agreement") dated October 22, 1996 between you and Handy & Harman (H&H), the terms and conditions stated herein are intended to supplement that Agreement by adding Change of Control provisions and not to duplicate or enhance the compensation recited therein. Further, at any time that you are receiving payments under provisions of paragraph 8 of the Agreement, those terms and conditions will apply and this Supplemental Agreement will not be in effect or enforceable by you.

WHEREAS, H&H desires to retain the services of Robert D. LeBlanc in the event of a Change of Control (as defined herein) of H&H;

NOW THEREFORE, in consideration of the agreements and provisions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows.

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect thereafter, unless, not later than any September 30, H&H shall have given notice that it will not extend this Agreement beyond the ensuing December 31; provided, further, that, notwithstanding any such notice by H&H to terminate, if a change of control shall have occurred during the term of this Agreement, this Agreement shall continue in effect for a period of twenty-four (24) months beyond the date on which the change of control occurs.

2. Change of Control of H&H. No benefits shall be payable unless there is a change of control (Change of Control) of H&H. A Change of Control shall be deemed to have occurred if:

         (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any corporation owned, directly or indirectly, by the stockholders of H&H in substantially the same proportions as their ownership of stock of H&H), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of H&H representing 25% or more of the combined voting power of H&H's then outstanding securities;

         (b) during any period of not more than two (2) consecutive years (not including any period prior to the adoption of the Plan), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with H&H to effect a transaction described in clause (a), (c) or (d) of this Section) whose election by the Board of Directors or nomination for election by H&H's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or
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         whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof;

         (c) the stockholders of H&H approve a merger or consolidation of H&H with any other corporation, other than (A) a merger or consolidation which would result in the voting securities of H&H outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 70% of the combined voting power of the voting securities of H&H or such surviving entity outstanding immediately after such merger or consolidation or (B) a merger or consolidation effected to implement a recapitalization of H&H (or similar transaction) in which no "person" (as hereinabove defined) acquires more than 50% of the combined voting power of H&H's then outstanding securities; or

         (d) the stockholders of H&H approve a plan of complete liquidation of H&H or an agreement for the sale or disposition by H&H of all or substantially all of H&H's assets.

3. Termination Following Change of Control. If any of the events described in
Section 2 above constituting a Change of Control shall have occurred, you shall be entitled to the benefits provided in Section 4 hereof upon termination of your employment with H&H during the two (2) year period following the Change of Control unless such termination is (A) a result of your death or retirement, or
(B) your resignation for other than Good Reason, or (C) your being terminated by H&H for Disability or for Cause.

         (a) Cause. For purposes of this Agreement, "Cause" shall mean your willful breach of duty in the course of your employment, or your habitual neglect of your employment duties.

         (b) Disability. For purposes of this Agreement, "Disability" shall mean your absence from your duties with H&H for three hundred sixty-five
         (365) consecutive days as a result of your physical or mental illness.

         (c) Good Reason. You shall be entitled to terminate your employment for Good Reason. For the purpose of this Agreement, "Good Reason" shall mean the occurrence of any of the following circumstances:

                           (i) the assignment to you of any duties inconsistent
                  with your status as an Executive Vice President (or any higher position to which you have been promoted at the time) or as a substantial diminution in the nature or status of your responsibilities from those in effect immediately prior to the Change of Control;

                           (ii) as a reduction in your annual base salary as in
                  effect on the date of the Change of Control;
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                           (iii) the relocation of the office in which you are
                  located prior to the Change of Control to a location more than sixty (60) miles from New York City, except for required travel on the business of H&H to an extent substantially consistent with your present business travel obligations;

                           (iv) or pursuant to an action taken by H&H you are
                  selectively excluded from a compensation, bonus, stock option or stock ownership plan otherwise in existence at the time of the Change of Control or thereafter put into effect for the benefit of others in a similar situation;

                           (v) except as a required by law, the failure by H&H
                  to continue to provide you with benefits at least as favorable as those enjoyed by you under the employee benefit and welfare plans of H&H in which you were participating at the time of the Change of Control or the taking of any action by H&H which would materially reduce any of the benefits enjoyed by you at the time of the Change of Control;

                           (vi) the failure of H&H to obtain a satisfactory
                  agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 5 hereof; or

                           (vii) any purported termination of your employment
                  not effected pursuant to a Notice of Termination satisfying the requirements of Section 3(d) below; for purposes of this Agreement, no such purported termination shall be effective.

Your continued employment shall not constitute consent to, or as a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

         (d) Notice of Termination. Any termination of your employment by H&H or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice indicating the specific termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

         (e) Date of Termination, Etc. "Date of Termination" shall mean thirty
         (30) days after the date specified in the Notice of Termination.

4. Compensation Upon Termination. Following a Change of Control of H&H, as defined herein, upon termination of your employment by (a) H&H other than for Cause or (b) by you for Good Reason, you shall be entitled to the following benefits:
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         (a) H&H shall pay you a severance payment (the "Severance Payment")
         equal to one years' full base salary at your highest rate in effect during the twelve (12) months preceding the date on which the Notice of Termination is given;

         (b) For a twelve (12) month period after termination of your employment, H&H shall arrange to provide you with life, medical and dental insurance benefits substantially similar to those which you are receiving or entitled to receive immediately prior to the Notice of Termination, unless you are eligible to receive such benefits from as a subsequent employer or as a spouse's employer;

         (c) H&H shall pay you the Severance Payment no later than the fifth
         (5th) day following the Date of Termination;

5. Successors; Binding Agreement. H&H will require any successor to all or substantially all of the business and/or assets of H&H to expressly assume and agree to perform this Agreement in the same manner and to the same extent that H&H is required to perform it. Failure of H&H to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from H&H in the same amount and on the same terms as you would be entitled to if you had terminated your employment for Good Reason following a Change of Control of H&H, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. All references to H&H shall be deemed to include its successors.

         (a) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you die while any amount is payable to you hereunder, all such amounts shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

6. Section 280G - Excise Tax Limitation. Notwithstanding other provisions of this Agreement, in the event of a change of control, as defined in paragraph 2
(a) (b) (c) and (d) herein, payments would only be made to you to the extent that they are deductible by H&H and not subject to the excise tax provisions of
Section 280G of the Internal Revenue Code.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to H&H shall be directed to the attention of the Office of the Vice President and General Counsel of H&H, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.
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8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by both parties. No waiver by either party at any time of any breach by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time. No agreements or representations, oral or written, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York. All references to sections of the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law.

9. Validity. This invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first written above.

                                        Handy & Harman



-----------------------------           -----------------------------
by:                                     by:



Dated as of this 14th day of May, 1997